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EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2 filed with the SEC (the "Registration Statement") of IVI Communications, Inc.. (the "Company"), of our report dated June 30, 2005, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, relating to our audit of the consolidated financial statements appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption "Experts".

/s/  Bagell, Josephs, Levine & Co., L.L.C.
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BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey
April 19, 2006